[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.10

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), dated as of September 3, 2010, is by and between SCHERING CORPORATION, a New Jersey corporation having its principal place of business at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 (hereinafter referred to as “Schering”) and Eiger Biopharmaceuticals, Inc., a corporation organized and existing under the laws of the state of Delaware and having its principal place of business at 3350 W Bayshore Road, Suite 120, Palo Alto, CA 94303 (hereinafter referred to as “Licensee”). Schering and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Schering has developed the compound known as Sarasar/Lonafarnib (SCH 66336) and Schering is seeking to out-license rights to develop and commercialize Sarasar/Lonafarnib (SCH 66336);

WHEREAS, Licensee desires to develop and commercialize Sarasar/Lonafarnib (SCH 66336); and

WHEREAS, Licensee and Schering desire to enter into a license arrangement whereby Licensee will develop and commercialize Sarasar/Lonafarnib (SCH 66336).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Licensee and Schering hereby agree as follows:

ARTICLE I - DEFINITIONS

As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Additional Indication” means an indication in the Field for the treatment of a virus that is different from the virus or disease condition caused by the virus that is the subject of the First Indication and any indication previously granted Regulatory Approval in the Field.

1.2 “Affiliate” means any individual or entity directly or indirectly controlling, controlled by or under common control with a Party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

1.3 “Business Day” means a day on which banking institutions in New York, New York, United States are open for business.

1.4 “Bulk Licensed Product” means finished capsules of the Licensed Product to be used in clinical trials packaged in bulk.

1.5 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.

1.6 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect.

1.7 “Combination Product” means a Licensed Product which comprises two (2) or more active ingredients, at least one (1) of which is a Licensed Compound.

1.8 “Commercialization” means, with respect to Licensed Product, any and all activities directed to the marketing, promotion, distribution, offering for sale and selling such product, importing and exporting such product for sale, and interacting with Regulatory Authorities regarding the foregoing. Commercialization shall also include Commercialization Studies. “Commercialize” has a correlative meaning.

1.9 “Commercialization Studies” means a study or data collection effort for a Licensed Product that is initiated in the Territory after receipt of Regulatory Approval for such Licensed Product and is principally intended to support the Commercialization of such Licensed Product in the Territory; provided, that such study or data collection effort is not principally to support or maintain a Regulatory Approval or obtain a label change or maintain a label.

1.10 “Commercially Reasonable Efforts” means the performance of obligations or tasks in a continuous, sustained manner consistent with the resources and efforts typically used in the pharmaceutical and biotechnology industries for an ethical drug of similar commercial potential as the Licensed Product, at a similar stage in its lifecycle, taking into consideration its safety and efficacy, the cost to Develop and Commercialize the product, the risks inherent in the Development and Commercialization of the product, its competitiveness compared to alternative products, the proprietary position of the product, the scope, timing and likelihood of Regulatory Approvals.

1.11 “Compound Patent Rights” means all patents and patent applications which, as of the Effective Date, are Controlled by Schering (and/or any of its Affiliates), other than the Program Patents, that are reasonably necessary for Licensee to make, have made, use, sell, offer for sale or import Licensed Product in the Territory and in the Field and that are listed on Schedule 1.11, and all (a) substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, certificates of invention, confirmations, re-examinations, extensions, supplementary protection certificates or the like, or the provisional applications of any such patents and patent applications of any of the foregoing; or (b) foreign equivalents of any of the foregoing.

1.12 “Controlled” means, with respect to a Person, that such Person (or any of its Affiliates) has the legal authority to grant a license or sublicense of intellectual property rights to another Person or to otherwise disclose proprietary information to another Person without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.13 “Cross-Field Net Sales” means the total Net Sales of Licensed Product that are attributable to Cross-Field Sales in any given calendar year.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.14 “Cross-Field Cost of Goods” means the fully burdened cost to manufacture all Licensed Product sold by a Party in the relevant calendar year (including both bulk and secondary packaging) divided by the total number of units of Licensed Product sold by such Party in the relevant calendar year multiplied by the number of units of Licensed Product sold by such Party that constitute Cross-Field Sales.

1.15 “Cross-Field Sales” means sales of Licensed Products Commercialized by (a) Schering or its collaborators for indications in the Field after the launch of Licensed Product in the Field, or (b) Licensee or its collaborators for indications outside the Field after launch of Licensed Product by Schering outside the Field, in each case as may be applicable following the Commercialization by both Parties of Licensed Product.

1.16 “Development” or “Develop” means all preclinical research and development activities and all clinical drug development activities, including, among other things: drug discovery, toxicology, formulation, statistical analysis and report writing, conducting clinical trials for the purpose of obtaining and maintaining Regulatory Approval (including without limitation, post-marketing studies), and regulatory affairs related to all of the foregoing. Development shall include all clinical studies (including Phase III-B) that are primarily intended to support or maintain a Regulatory Approval, maintain a label or obtain any label change, but shall exclude Commercialization Studies.

1.17 “Effective Date” shall have the meaning set forth in Section 12.1.

1.18 “Field” means the use of the Licensed Compound or Licensed Product for all human antiviral applications, except for the treatment of Hepatitis C virus, Hepatitis B virus, or HIV infections; provided, however, that the Field specifically includes, without limitation, the treatment of Hepatitis D virus infections, including the treatment of patients co-infected with Hepatitis D virus and either or both of (i) Hepatitis C virus and (ii) Hepatitis B virus.

1.19 “First Commercial Sale” means, with respect to a country in the Territory, the date that commercial quantities of a Licensed Product are first sold in such country to a Third Party on arm’s length terms by Licensee, its Affiliate or sublicensee for use in the Field after the receipt of Regulatory Approval in such country. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.20 “First Indication” means treatment of the Hepatitis D virus infections in humans.

1.21 “FTE” means a full time equivalent person year of professional, scientific and/or technical work. An FTE shall consist of a total of [ * ] hours per year, with any portion of an FTE calculated based upon hours worked divided by such annual total.

1.22 “FTE Rate” means [ * ].

1.23 “FTE Cost” means, for any period of time, the product of (i) the actual total FTEs during such period and (ii) the FTE Rate.

1.24 “Good Clinical Practices” means the then current Good Clinical Practices as such term is defined from time to time by the United States Food and Drug Administration (“FDA”) or other relevant Governmental Authority having jurisdiction over the Development, manufacture or sale of Licensed Product in the Territory pursuant to its regulations, guidelines or otherwise.

1.25 “Good Laboratory Practices” means the current good laboratory practice regulations of the FDA as described in the United States Code of Federal Regulations (“CFR”) or any comparable corresponding foreign regulations or their respective successor regulations.

1.26 “Good Manufacturing Practices” means the then current Good Manufacturing Practices as such term is defined from time to time by the FDA or other relevant governmental authority having jurisdiction over the Development, manufacture or sale of Licensed Product in the Territory pursuant to its regulations, guidelines or otherwise.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.27 “Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

1.28 “IND” means an investigational new drug application with respect to Licensed Product filed with the FDA for beginning clinical trials in humans, or any comparable application filed with the regulatory authorities of a country other than the United States prior to beginning clinical trials in humans in that country, as well as all supplements or amendments filed with respect to such filings.

1.29 “Know-How” means any and all proprietary data, information and materials (whether patentable or not) necessary or useful to the Licensed Compound, formulations, the Licensed Product, any Licensed Product Improvements, or the Development, Commercialization, Manufacture or use of any of the foregoing, which are not in the public domain, including, without limitation, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, Manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials and (g) all applications, registrations, licenses, authorizations, approvals and correspondence submitted to Regulatory Authorities.

1.30 “Licensed Compound” means that certain Schering compound currently known as Sarasar/Lonafarnib (SCH 66336) with the chemical structure described in Schedule 1.29, including any prodrug, metabolite, salt, ester, solvate, hydrate and crystalline form thereof.

1.31 “Licensed Product” means any pharmaceutical product or product candidate that contains the Licensed Compound, either alone or in combination with one or more other active pharmaceutical ingredients, including without limitation, all formulations, line extensions and modes of administration thereof.

1.32 “Licensed Product Improvement” means any enhancement to Licensed Compound or any Licensed Product, including without limitation, formulations thereof; the inclusion of any inactive ingredient; and any alternative preparation, presentation, means of delivery, dosage, packaging or manufacture.

1.33 “Major European Country” means any of France, Germany, Italy, Spain or the United Kingdom.

1.34 “Manufacture” means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including but not limited to test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing Licensed Compound or Licensed Product quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, shipment and release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product or any component or ingredient thereof, and regulatory activities related to all of the foregoing.

1.35 “NDA” means a New Drug Application or its equivalent filed with the FDA seeking approval to market and sell a Licensed Product in the United States or any comparable application filed with a Governmental Authority of a country other than the United States.

1.36 “Net Sales” means, with respect to each country in the Territory, the aggregate gross amount invoiced by Licensee, its Affiliates or sublicensees (other than Schering and its Affiliates) on all sales of Licensed Product to an unaffiliated Third Party (including distributors) in an arm’s length transaction, and exclusive of intercompany transfers or sales in the Territory, less the reasonable and customary deductions from such gross amounts, including: (i) normal and customary trade, cash and quantity discounts, allowances and credits; (ii) credits or allowances actually granted for damaged goods, returns or rejections of Licensed Product and retroactive price reductions; (iii)

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

sales, use, tariff or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale of Licensed Product including, without limitation, value added taxes or other governmental charges); (iv) transportation, freight, postage, shipping, customs duties and insurance charges; (v) charge back payments and rebates granted to managed health care organizations or their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; (vi) commissions paid to Third Parties other than sales personnel and sale representatives or sales agents; (vii) bad debt [ * ]; and (viii) rebates (or equivalents thereof) granted to or charged by national, state or local Governmental Authorities in a country in the Territory. Each of the deductions set forth above shall be reasonable and customary, and shall be determined on an accrual basis in accordance with United States Generally Accepted Accounting Principles (GAAP). Sales made in connection with test marketing, sampling and promotional uses, clinical trial purposes or charitable or compassionate use shall not be included in Net Sales.

In the event that Licensed Product is sold in the form of a Combination Product, Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: A is the invoice price of the Licensed Product if sold separately by Licensee, or its Affiliate or sublicensee; and B is the invoice price of any other pharmaceutical product containing an active component or components (not including the Licensed Compound) in the Combination Product if sold separately by Licensee, or its Affiliate or sublicensee.

In the event that the Licensed Product is sold in the form of a Combination Product containing one or more active ingredients other than Licensed Compound and one or more such active ingredients of the Combination Product are not sold separately, then the above formula shall be modified such that A shall be the reasonable fully allocated manufacturing cost to Licensee, and/or its Affiliates or sublicenses of the Licensed Compound and B shall be the reasonable fully allocated manufacturing cost to Licensee, and/or its Affiliates or sublicenses of any other active component or components in the combination that is not the Licensed Compound.

To the extent that any discounts or other similar deductions that are based on sales to the customer of Combination Products are excluded from Net Sales of Licensed Products, such discounts or deductions shall be allocated to Licensed Products and the other relevant products on a pro rata basis based on the invoiced prices for such multiple products, which allocation in any event shall not disproportionately be applied to the Licensed Product.

1.37 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.38 “Phase II Study” means a controlled dose ranging clinical study in humans of a Licensed Product that would fall within the description set forth in 21 C.F.R. Part 312.21(b) (as amended from time to time) or other comparable regulation imposed by an applicable regulatory authority in any country other than the United States, to evaluate the efficacy and safety in the targeted patient population and to attempt to define an appropriate dosing regimen. For clarity, Phase II Study may include a Proof-of-Concept Trial.

1.39 “Phase III Study” means a large scale, pivotal clinical study of a Licensed Product that would fall within the description set forth in 21 C.F.R. Part 312.21(c) (as amended from time to time) or other comparable regulation imposed by an applicable regulatory authority in any country other than the United States performed after evidence suggesting effectiveness and safety of such Licensed Product and establishing a dose has been obtained in Phase II Study(ies) and adequacy of Phase II Study data has been confirmed by the applicable Regulatory Authority in a successful end of Phase II meeting. Phase III Studies are intended to evaluate the therapeutic efficacy and safety of a Licensed Product for the particular indication in question for purposes of submission to a Governmental Authority to obtain Regulatory Approval of the Licensed Product. Phase III Studies have a sufficient number of patients needed to evaluate the overall benefit-risk relationship of the Licensed Product, to provide an adequate basis for extrapolating the results to the general population, and to transmit that information in physician labeling.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.40 “Price Approvals” means, with respect to a Licensed Product, pricing or pricing reimbursement approval granted in each country in the Territory by the applicable Regulatory Authorities necessary for the commercial sale of such Licensed Product in such regulatory jurisdiction.

1.41 “Program IP” means the Program Know-How and Program Patents, collectively.

1.42 “Program Know-How” means any Know-How that is generated by or on behalf of one or more of the Parties and/or their respective Affiliates as a result of the Development of the Licensed Compound and/or the Licensed Product during the Term. For clarity, Program Know-How shall not include Schering Know-How.

1.43 “Program Patents” means (a) all patents and patent applications (other than the Compound Patent Rights) that claim discoveries, inventions, developments and/or innovations related to the Licensed Compound, including without limitation, Licensed Product Improvements, made by or on behalf of one or more of the Parties and/or their respective Affiliates during the term of this Agreement; (b) all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, certificates of invention, confirmations, re-examinations, extensions, supplementary protection certificates or the like, or the provisional applications of any such patents and patent applications; or (c) are foreign equivalents of any of the above.

1.44 “Proof of Concept Trial” shall have the meaning set forth in Section 3.2(a).

1.45 “Proprietary Information” means, with respect to each of the Parties, any and all proprietary data, information or materials disclosed or otherwise made available by a Party or its Affiliates to the other Party or any of its Affiliates, including, without limitation, any such data, information or materials related to substances, formulations, devices (and/or any components thereof), techniques, technology, regulatory requirements and strategies, equipment, study results, reports, know-how, sources for manufacture and supply, patent position and business plans.

1.46 “Regulatory Application” means (a) the single application or set of applications for approval and/or pre-market approval to Manufacture and sell commercially a pharmaceutical therapeutic product submitted to the FDA including, without limitation, any related registrations with or notifications to the FDA, and (b) any foreign equivalents to such applications filed with any other national or supranational Regulatory Authority in the Territory, and (c) all supplements and amendments that may be filed with respect to any of the foregoing.

1.47 “Regulatory Approval” means any and all approvals (including Price Approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity necessary for the Manufacture, use, storage, import, export, transport, promotion, marketing or sale of a Licensed Product in the applicable country in the Territory.

1.48 “Regulatory Authority” means any United States federal, state, or local government, or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body with responsibility for granting licenses or approvals, including Regulatory Approvals, necessary for the marketing and sale of the Licensed Product in the applicable country in the Territory.

1.49 “Schering Know-How” means any and all Know-How owned or controlled by Schering and/or any of its Affiliates as of the Effective Date.

1.50 “[ * ]” means the earlier of [ * ] or [ * ].

1.51 “[ * ]” means the earlier of [ * ] or the date [ * ].

1.52 “Territory” means the entire world.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.53 “Third Party” means any Person other than a Party or its Affiliates.

1.54 “Valid Claim” means a claim of an issued and unexpired patent included within the Compound Patent Rights, which has not been (a) revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (b) finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (c) disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (d) lost through an interference proceeding.

1.55 Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below.

Definition	Section

AAA	13.2(a)
AEs	4.3(a)
Agents	9.1(b)
Agreement	Preamble
Annual Commercialization Report	3.4
CFR	1.21
Change of Control	14.1(c)
Data Services	3.7(c)(ii)
Development Plan	3.2(a)
Development Report	3.3
Effective Date	Preamble
FDA	1.20
Force Majeure	15.8
GAAP	1.36
Liability	11.1
LIBOR	7.5(e)
Licensee Field Product	3.7(c)(i)
Licensee Indemnified Party	11.2
Non- Licensee Field Product	3.7(c)(i)
Other Technology	2.5(d)
Phase II Completion Date	2.5(d)
Reacquisition License	2.5(b)
ROFN Notice	2.5(b)
ROFN Period	2.5(b)
Sales Tracking Methodology	3.7(c)(ii)
Schering Indemnified Party	11.1
Schering Prosecution Patents	8.3
Sublicense Agreement	2.5(e)
Term	12.1
Third Party Patent License	7.3(d)
Third Party Sublicense Agreement	2.5(b)

ARTICLE II - LICENSE

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.1 License Grant. Subject to the terms and conditions of this Agreement, Schering hereby grants to Licensee an exclusive (even as to Schering), sublicensable (subject to the obligations and restrictions in Section 2.5), royalty bearing license, under the Compound Patent Rights, the Schering Know-How and Schering’s interest in any solely or jointly owned Program IP to Develop, make, have made, use, import, export, Commercialize, sell, offer for sale, and market the Licensed Product in the Field in the Territory.

2.2 No Non-Permitted Use. Licensee hereby covenants that it shall not, nor shall it cause any Affiliate or sublicensee to knowingly use or practice, directly or indirectly, any Schering Know-How or Compound Patent Rights in conflict with the license granted under Section 2.1 above.

2.3 Retained Rights; Covenants. Schering retains any and all other rights under the Compound Patent Rights and Schering Know-How that are outside the scope of the license granted under Section 2.1. Licensee shall not grant any Third Party any license or right under any Compound Patent Rights and/or Schering Know-How, other than as expressly permitted in this Agreement.

2.4 No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.5 Sublicense Agreements; Right of First Negotiation.

(a) Except as provided in Section 2.5(b) and (c) and subject to the obligations and restrictions set forth in this Section 2.5, Licensee may grant sublicenses of the rights granted to it under Section 2.1 without Schering’s consent.

(b) In the event Licensee intends to solicit bids from or determine the interest of a Third Party in connection with a sublicense to such Third Party of all rights to the Licensed Product granted by Schering to Licensee in Section 2.1 in the US, the Major European Countries, five or more countries in Asia Pacific (except Japan) and/or Japan in the Field, Licensee shall notify Schering of such intent in writing (“ROFN Notice”). In such an event, Licensee shall grant to Schering an exclusive right to enter into good faith negotiations with Licensee for an exclusive license to Schering for the rights to the Licensed Product that Licensee intends to sublicense to a Third Party (“Reacquisition License”) for a period commencing on the date Schering receives the ROFN Notice and expiring [ * ] days thereafter (the “ROFN Period”). In the event that the Parties are in active negotiations, they will discuss in good faith an extension to such ROFN Period. During the ROFN Period, the Parties will negotiate in good faith the Reacquisition License on commercially reasonable terms and on financial terms that reasonably reflect Licensee’s actual reasonably documented expenditures and investment Developing and Commercializing the Licensed Product. During the ROFN Period, if [ * ] that [ * ], Schering shall promptly notify Licensee [ * ] and the obligations of Licensee pursuant to this Section 2.5(b) and Section 2.5(c) shall terminate and Schering’s right of first negotiation shall be deemed terminated, whether or not notification from Schering is provided hereunder.

(c) In the event that (i) Schering waives its exclusive right to enter into good faith negotiations with Licensee, (ii) Schering fails to notify Licensee that Schering elects to exercise its exclusive right to enter into good faith negotiations with Licensee within [ * ] of receipt of the ROFN Notice or (iii) the Parties are unable to agree upon terms of an agreement for the Reacquisition License within the ROFN Period, then Licensee shall be free to enter into a sublicense agreement with a Third Party for the rights that were the subject of the ROFN Notice (“Third Party Sublicense Agreement”); provided, however, that [ * ]. If [ * ], Licensee [ * ].

(d) In the event that Licensee receives Consideration (as defined herein) from its sublicensees in connection with any sublicense of the rights granted to Licensee in Section 2.1, Licensee shall pay to Schering, within [ * ] of the date Licensee receives such Consideration, a portion of such Consideration equal to the following: (i) [ * ] of the Consideration if the agreement for such sublicense is executed prior to [ * ]; (ii) [ * ] of the Consideration if the agreement for such sublicense is executed after [ * ] and prior to the date that [ * ]; and (iii) [ * ] if the agreement for such sublicense is executed after the date that [ * ]. For purposes of this section, “Consideration” means any and all amounts received by Licensee from its sublicensee in consideration for granting such sublicensee a sublicense of any of the rights granted by Schering to Licensee in Section 2.1, including any and all payments, including without

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

limitation, up-front payments and milestone payments; provided, however, that the following payments shall be specifically excluded from the calculation of Consideration: (1) all past and future research and development funding, (2) any loan amounts, (3) the fair market value of all equity issued by Licensee to a sublicensee (calculated according to the good faith determination of the board of directors of Licensee), (3) royalty payments, and (4) Development milestone payments for the corresponding milestones set forth in Section 7.2 up to the amounts that are payable as Development milestone payments due under Section 7.2 of this Agreement. In the event that Licensee grants a sublicense to sublicensee under the rights granted to Licensee in Section 2.1 above in conjunction with a license to other technology or products independently developed by Licensee that is not comprised of Compound Patent Rights or Schering Know-How (“Other Technology”), the amounts that are allocable to the inclusion of such Other Technology, as reasonably established by Licensee and sublicensee and set out in the applicable Sublicense Agreement (as defined below), or if no such allocation is made in the Sublicense Agreement, then the prorated portion of any fees or payments (not otherwise excluded or deducted pursuant to this Section 2.5(d)) made to Licensee under the applicable Sublicense Agreement in consideration for such Other Technology shall be excluded from the definition of Consideration. In the event that Licensee receives non-cash consideration as part of any Consideration paid under an applicable Sublicense Agreement, the fair market value of such non-cash consideration on the date of the transfer will be the cash amount used to calculate Schering’s percentage share of such Consideration under this Section 2.5(d).

(e) Licensee shall, in each agreement under which it grants a sublicense under the license set forth in Section 2.1 (each, a “Sublicense Agreement”), require the sublicensee to transfer to Schering, if this Agreement terminates for breach by sublicensee, and to Licensee, if only such sublicense terminates, (i) all regulatory filings and Regulatory Approvals held, possessed or Controlled by such sublicensee and (ii) all patent rights and Know-How Controlled by such sublicensee relating to a Licensed Product or its use, Manufacture, sale, or importation (which patent rights and Know-How shall be transferred either by assignment or by a freely sublicensable exclusive license). In the event that this Agreement terminates other than for breach by a sublicensee, Schering shall enter in an agreement with each sublicensee on the same terms as the existing Sublicense Agreement. All Sublicense Agreements shall be consistent with the terms and conditions of this Agreement. Licensee shall use reasonable efforts to (I) procure the performance by any sublicensee of the terms of each applicable Sublicense Agreement, and (II) ensure that any sublicensee will comply with the applicable terms and conditions of this Agreement. Licensee hereby guarantees the performance of its sublicensees that are party to a Sublicense Agreement as permitted herein, and the grant of any such sublicense will not relieve Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such sublicensee.

2.6 Third Party Agreements. Schering shall remain responsible for the payment of royalty, milestone and other payment obligations under all agreements entered into by Schering prior to the Effective Date. In the event that Licensee reasonably determines that rights to intellectual property owned or Controlled by a Third Party are required in order to lawfully perform any activities under this Agreement, Licensee shall have the right to negotiate and acquire such rights through a license or otherwise and to deduct from the payments due to Schering under this Agreement [ * ] of the royalties paid by Licensee to such Third Party; provided, however, that such reduction shall not reduce the royalty rates otherwise applicable to the Net Sales of such Licensed Product by more than [ * ]. Licensee shall ensure that each Third Party clinical trial, contract Manufacturing, or service agreement entered into by Licensee or its Affiliates with respect to the Development of Licensed Product contains provisions obligating such Third Party contractor to assign and/or convey the appropriate intellectual property rights relating to Licensed Product to Licensee so that Licensee can assign and/or convey such rights to Schering as necessary under the terms and conditions of this Agreement.

2.7 Schering Assistance. Subject to all applicable provisions of this Agreement, Schering shall, promptly following the Effective Date, provide copies to Licensee of all information, including without limitation, Schering Know-How, except to the extent that such Schering Know-How has been previously disclosed to Licensee, that are in Schering’s actual possession as of the Effective Date and are reasonably necessary for Licensee to use, make, have made, sell, offer to sale or import Licensed Product in the Field. Each Party shall bear its own costs in performing any activities pursuant to this Section 2.7.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.8 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Upon the bankruptcy of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

ARTICLE III – DEVELOPMENT AND COMMERCIALIZATION

3.1 Overview. As of the Effective Date, Licensee shall be solely responsible for the Development and Commercialization of the Licensed Product in the Field in the Territory. Licensee shall perform all of its Development activities in accordance with each IND for each applicable Licensed Product and with all applicable laws, rules and regulations.

3.2 Development and Commercialization Plans.

(a) Proof of Concept. Not later than the Effective Date, the Parties shall have agreed on the initial proposed protocol for a proof of concept trial for the Licensed Product in the Field, which shall be incorporated as part of this Agreement as Schedule 3.2(a) (the “Proof of Concept Trial”). The Parties acknowledge that the Proof of Concept Trial protocol may change in light of regulatory and clinical developments affecting the Licensed Product.

(b) Initial Development Plan. Not later than the Effective Date, the Parties shall have agreed on the initial Development plan and related timelines for the Licensed Product in the Field in the Territory, which shall be incorporated as part of this Agreement as Schedule 3.2(b) (as may be amended and updated annually in accordance with this Agreement, the “Development Plan”). Schering shall have the right to review and comment on the clinical protocols for studies conducted in accordance with the Development Plan, including review of the design and endpoints of such studies so that such studies will lead to an outcome that is credible and reproducible, which comments Licensee shall consider and incorporate as Licensee deems appropriate in good faith. At Schering’s written request, the President of Schering’s research division, or his designee, and the President of Licensee’s research division or equivalent position, or his designee, shall meet to discuss such comments. Any revision of the clinical protocols shall be submitted to Schering promptly after their completion.

(c) Annual Development Plan. Not later than thirty (30) days after December 31 of each Calendar Year, Licensee shall submit to Schering an updated Development Plan for the pending Calendar Year. Such update shall take into account completion, commencement, changes in or cessation of Development activities not contemplated by the then-current Development Plan in sufficient detail to reflect the continued diligence of Licensee and shall reflect effort and resources consistent with other priority projects of Licensee. Schering shall have the right to comment on such annual plan. In the event Schering reasonably disagrees with the plan, Licensee shall consider Schering’s comments for revising the plan. At Schering’s written request, the President of Schering’s research division, or his designee, and the President of Licensee’s research division or equivalent position, or his designee, shall meet to discuss such comments. Any revision of the annual plan shall be submitted to Schering promptly after its completion.

(d) Commercial Launch. Licensee shall give Schering prior written notice of at least sixty (60) days of its intent to file an NDA for the Licensed Product and at that time shall further provide Schering with the anticipated date of First Commercial Sale for the Licensed Product in the country of filing. Licensee shall promptly provide Schering with notice of any Regulatory Approval of Licensed Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e) Performance. Licensee shall perform, and shall ensure that its Affiliates, sublicensees, and Third Party contractors perform, the activities described in the Development Plan in a professional manner and in compliance with, to the extent applicable, Good Laboratory Practices, Good Clinical Practices and/or Good Manufacturing Practices and in compliance with all other applicable laws, rules, and regulations.

(f) Program Know-How. Each Party shall share Program Know-How owned or Controlled by it with the other Party in a reasonably detailed annual report (“Know-How Report”). Such Know-How Reports will be exchanged by the Parties prior to January 31st of each Calendar Year of the Term.

3.3 Development Reports. Licensee shall provide Schering with reasonably detailed reports describing its progress with respect to its Development efforts under this Agreement (hereinafter “Development Reports”). Such Development Reports shall be furnished annually until the First Commercial Sale. Each Development Report shall include the following information for the Licensed Product: a description of the Development work to be conducted during the year in reasonable detail, including, to the extent applicable, clinical studies, formulation work, Manufacturing work, other testing work and regulatory activity; timelines for such work; and key decision gates and milestones for such work.

3.4 Commercialization Reports. Commencing with the First Commercial Sale and thereafter on an annual basis, Licensee shall provide Schering with a written non-binding estimate of annual Net Sales for the Licensed Product in the Territory (“Annual Commercialization Report”). The Annual Commercialization Report shall also list all ongoing Commercialization Studies and the status of such studies in the United States, the Major European Countries and Japan.

3.5 Contract Sales Force. Notwithstanding anything to the contrary in this Agreement, Licensee shall not use the services of sales representatives employed by a Third Party as a contract sales force for Licensed Product without the prior written consent of Schering, such consent not to be unreasonably withheld.

3.6 Development and Commercialization Costs. Licensee shall be solely responsible for all costs related to the Development and/or Commercialization of the Licensed Product in the Field in the Territory following the Effective Date.

3.7 Commercialization of Licensed Product in the Field.

(a) Sales in the Field. Licensee hereby covenants that it shall not, nor shall it authorize any Affiliate, permitted sublicensee or Third Party contractor to Commercialize Licensed Product in the Territory for any use outside the Field. Schering hereby covenants that it shall not, nor shall it authorize any Affiliate, permitted sublicensee or Third Party contractor to Commercialize Licensed Product in the Territory for any use in the Field. Each Party acknowledges and understands that the other Party cannot control the ultimate use of the Licensed Products it sells and that the purpose of the foregoing covenant is to prevent such Party and its Affiliates and sublicensees from facilitating or encouraging uses in the other Party’s Field. To the extent either Party can prove the other Party materially breached this Section 3.7(a), such material breach shall permit such non-breaching Party to terminate this Agreement for cause under Section 12.4.

(b) Licensed Product Packaging. Each Party shall use reasonable efforts to ensure that Licensed Product it is Commercializing (in the Field with respect to Licensee and outside the Field with respect to Schering) is packaged and identified in a manner such that it is distinguishable from Licensed Product that the other Party is Commercializing in its respective Field, including not using trademarks, trade dress, product appearance, product packaging, and other such distinguishing characteristics that the other Party is using or is planning to use. The Parties shall cooperate in good faith to share information about each Party’s respective Licensed Product (which information shall constitute the Proprietary Information of the disclosing Party) in order to allow each Party to comply with its obligations under this Section 3.7(b).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) Lost Sales. The Parties recognize that Schering has the right to Commercialize Licensed Products for indications outside the Field. As a result, the Parties acknowledge and desire to address the potential for Cross-Field Sales such that the Parties agree as follows:

(i) If at any time during the Term of this Agreement, Schering, its Affiliate, or licensees (other than Licensee) is Commercializing a product containing a Licensed Compound approved by the relevant Regulatory Authority for an indication outside the Field (a “Non-Licensee Field Product”) and Licensee is at the same time Commercializing a Licensed Product approved by the relevant Regulatory Authority for an indication in the Field (a “Licensee Field Product”), and a Party reasonably believes that (1) sales of a Non-Licensee Field Product are occurring or will occur for use in the approved indication in the Field; or (2) sales of the Licensee Field Product are occurring or will occur for use in the approved indication outside the Field, then such Party may provide notice to the other Party of its desire to track sales of Licensed Product for the relevant indications either in the Field or outside the Field, as applicable.

(ii) Upon receipt of notice under Section 3.7(c)(i), Schering and Licensee shall meet and agree upon a method of tracking sales of each possible Cross-Field Sale (a “Sales Tracking Methodology”) including (1) the acquisition of one or more prescription data products or services (including, by way of example, IMS Xponent, NDC, or DDD data, data from the UNOS database or other data from organizations tracking transplant surgeries or patients) or other relevant pharmaceutical sales tracking research services (including, for example, use of random sampling, use of data regarding distribution channels as a proxy for indication-specific sales or development of mathematical models for approximating indication-specific sales) generally recognized in the pharmaceutical industry as having a reasonably high degree of accuracy and reliability in the tracking of sales of pharmaceutical products that have a similar nature as and are prescribed by similar physicians as the applicable License Product (collectively, the “Data Services”), and (ii) the methodology for applying any such resulting data and information provided by such Data Services to determine the extent of Cross-Field Sales.

(iii) In the event that Schering and Licensee are unable to agree on a Sales Tracking Methodology pursuant to Section 3.7(c)(ii), then the following default methodologies shall apply:

(1) With respect to each of the U.S., the Major EU Countries and Japan (collectively, the “Major Regulatory Jurisdictions”), in which a Licensee Field Product and a Non-Licensee Field Product have received Regulatory Approval and in which Data Services are available at a reasonable cost (evaluated in light of the anticipated accuracy of such data and anticipated magnitude of Cross-Field Sales in such country), sales in the approved indications in the Field in such country and sales in the approved indications outside the Field in such country shall be calculated for each Licensee Field Product and each Non-Licensee Field Product based on the sales levels reported by the Data Services for such country.

(2) For all countries other than Major Regulatory Jurisdictions, the percentage of sales of each Licensee Field Product attributable to use in the approved indications outside the Field and the percentage of sales of each Non-Licensee Field Product attributable to use in the approved indications in the Field shall be calculated from total sales of such products based on the assumption that the ratio of Cross-Field Sales to total sales in such country is equal to the ratio of Cross-Field Sales to total sales calculated across all Major Regulatory Jurisdictions in which Cross-Field Sales are evaluated pursuant to Section 3.7(c)(iii)(1). In the event that there are no Major Regulatory Jurisdictions in which Cross-Field Sales are evaluated pursuant to Section 3.7(c)(iii)(1), then no Sales Tracking Methodology shall apply unless and until the Parties agree on a Sales Tracking Methodology pursuant to Section 3.7(c)(ii).

(3) All costs associated with the acquisition and application of such Data Services and Sales Tracking Methodology shall be shared equally by the Parties. In addition, the Parties shall also meet and confer with respect to: (A) how to account for prescriptions to patients with multiple afflictions that are both within and outside the Field (i.e., approved indications in the Field and approved indications outside of the Field); (B) the right for each Party to audit, on a periodic basis, the application of the Data Services and Sales Tracking Methodology; and (C) a mechanism for addressing prescriptions that are tracked back to sole source purchasing agreements.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iv) If in the course of applying the foregoing Data Services and methodologies to track sales of the Licensee Field Product and Non- Licensee Field Product pursuant to this Section 3.7, or in the course of performing an audit of such application by the other Party, a Party determines that Cross-Field Sales by the other Party are occurring at more than the greater of (A) [ * ] or (B) [ * ] of such Party’s total Net Sales of the Licensed Product, then the Parties shall compensate each other as follows:

(1) In the event that there are Cross-Field Sales by Licensee, Licensee shall make a payment to Schering equal to the amount of Licensee’s Cross-Field Net Sales less Licensee’s Cross-Field Sales Cost of Goods; and

(2) In the event that there are Cross-Field Sales of Schering, Schering shall make a payment to License equal to the amount of Schering’s Cross-Field Net Sales less Schering’s Cross-Field Cost of Goods.

(v) Both Parties acknowledge that in order to respect confidentiality, it may not be possible to share non-publicly available data with each other. Therefore, any discussion or dispute in relation to the compensation for Cross-Field Sales under Section 3.7(iv) will be submitted to an independent auditor acceptable to both Parties and that is subject to appropriate confidentiality obligations.

ARTICLE IV - REGULATORY

4.1 Regulatory Filings Transfer.

(a) Schering covenants that, as of the Effective Date, it does not have any INDs or other Regulatory Applications covering the Licensed Product in the Field in the Territory. After the Effective Date, Licensee or its Affiliates or sublicensee, as applicable, shall hold all INDs and other Regulatory Applications and Regulatory Approvals for Licensed Product in the Field throughout the Territory. Schering shall be the exclusive owner of all INDs and other Regulatory Applications related to the Licensed Compounds and/or Licensed Product outside the Field in the Territory.

(b) As soon as practicable after the Effective Date (or such other date as mutually agreed by the Parties), Schering shall provide to Licensee one (1) electronic copy in Microsoft Word or Adobe Acrobat (whichever format the document is currently available) of (i) all material documents and records that have been generated by or on behalf of Schering with respect to any existing INDs and other Regulatory Applications covering the Licensed Product in the Territory sufficient for Eiger to file an IND in its own name; and (ii) any documents and records (not provided pursuant to (b)(i)) between Schering and Regulatory Authorities related to Licensed Product in the Field, if any.

(c) Licensee shall oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, the FDA and other Regulatory Authorities in the Territory with respect to Licensed Product in the Field.

(d) Licensee shall be solely responsible for interfacing, corresponding and meeting with the FDA and other Regulatory Authorities throughout the Territory with respect to Licensed Product in the Field. Each Party shall provide the other Party with copies of any material correspondence with FDA or other Regulatory Authorities in the United States, the Major European Countries and Japan relating to Regulatory Approval of Licensed Product, and respond to all reasonable inquiries by the other Party with respect thereto. Each Party shall also provide the other Party in a timely manner with meeting minutes from any material meetings with Regulatory Authorities in the United States, the Major European Countries and Japan concerning the Regulatory Approval of Licensed Product in the Field.

(e) Each Party shall provide to the other Party a table report on an annual basis that contains the status of Regulatory Approvals for the Licensed Product in the Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(f) In the event that any Regulatory Authority (a) threatens or initiates any action to remove a Licensed Product from the market in any country in the Territory or (b) requires a Party, its Affiliates, or its sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of Licensed Product in the Territory, such Party shall notify the other Party of such event within one (1) Business Day after such Party becomes aware of the action, threat, or requirement (as applicable). The Parties shall consult prior to initiating a recall or withdrawal of Licensed Product in the U.S., Japan, or a Major European Country; provided, however, that the final decision as to whether to recall or withdraw a Licensed Product in the Territory shall be made by (i) Licensee in the Field in its sole discretion, or (ii) Schering outside the Field in its sole discretion. A Party initiating a recall shall be responsible, at its sole expense, for conducting such recalls or taking such other necessary remedial action.

(g) Schering’s obligations to provide assistance and support under this Section 4.1 shall not extend beyond Licensee’s initial IND filing date with respect to the Licensed Product in the Field.

(h) Schering shall also provide copies of all safety reports with respect to Licensed Product outside of the Field in the Territory.

4.2 Right of Reference. Schering grants to Licensee, the right to reference its Regulatory Application(s) or Regulatory Approval(s) covering the Licensed Product outside the Field in the Territory only to the extent required for Licensee to Develop, Manufacture and obtain and maintain Regulatory Approvals for the Licensed Product in the Field in the Territory; provided, however, that (a) such right of reference shall be used solely for purposes of this Agreement and (b) all information which is subject to the right of reference shall be treated by Licensee as Proprietary Information of Schering in accordance with Article 9. Except with the prior written consent of Licensee, which shall not be unreasonably withheld, conditioned or delayed, Schering shall not withdraw any Regulatory Application or Regulatory Approval that is subject to reference by Licensee hereunder.

4.3 Pharmacovigilance.

(a) After the Effective Date, Licensee shall be solely responsible for the collection, review, assessment, tracking and regulatory submission of safety-related information with respect to adverse events (“AEs”) associated with Licensed Product developed and commercialized by the Licensee in the Field, in accordance with 21 CFR 312.32, 314.80 and comparable applicable law governing AEs outside of the United States.

(b) Within a reasonable period of time following the Effective Date, Schering will provide Licensee with all AEs for Licensed Product to the extent not previously provided to Licensee. In addition to the foregoing, Schering shall transfer to Licensee in an agreed upon format, all relevant information (sufficient for Licensee to comply with its obligations to regulatory authorities and Investigators) regarding AEs that have been observed during any clinical trials conducted with the Licensed Product prior to the Effective Date.

(c) Within a reasonable period of time following receipt of all such information described in this Section 4.3, Licensee shall assume responsibility for maintaining a safety database for the Licensed Product developed and commercialized by the Licensee consistent with industry practices.

(d) During the Term of this Agreement, Schering shall notify Licensee of all information coming into its possession concerning AEs associated with commercial or clinical uses, studies, investigations or tests with Licensed Products in the Territory, involving the Licensed Product. In addition, Licensee shall forward to Schering, completed AE case reports associated with commercial or clinical uses, studies, investigations or tests with Licensed Products in the Field, within 5 business days for any death/fatal-life threatening assessed AEs or, within 10 business days for all other serious AEs, to assure Schering remains in compliance with Investigator notifications outside the Field. Such AE information should be faxed to Schering at (US) 973-921-7422. If deemed necessary by both Parties, within a reasonable period of time following the Effective Date, the Parties can begin to negotiate a pharmacovigilance agreement between the Parties to revise this mutual exchange of AE reports and safety information associated with the Licensed Product. Such pharmacovigilance agreement shall be implemented at a time sufficient to permit compliance, and shall supersede this Section 4.3(d).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE V - DILIGENCE

5.1 Generally. Licensee shall use Commercially Reasonable Efforts to Develop the Licensed Product in the Field in accordance with the Development Plan and to Commercialize the Licensed Product in the Field in the Territory. The activities of any Affiliate or sublicensee of Licensee will be treated as activities of Licensee in any determination whether Licensee has satisfied its obligation with respect to this Article V.

5.2 Failure. Any failure by Licensee to comply with the obligations set forth in this Article V shall be deemed to be a material breach for which Schering may exercise its termination rights under Section 12.4(b).

ARTICLE VI – MANUFACTURING

6.1 Manufacturing Responsibility. With the exception of the supplies of Bulk Licensed Product to be supplied by Schering to Licensee pursuant to Section 6.2, Licensee will be responsible for the Manufacture of Licensed Product for Development and Commercialization of Licensed Product by Licensee, its Affiliates, and its sublicensees in the Field in the Territory. Schering shall, if requested by Licensee, reasonably cooperate in the transfer of any Manufacturing Know-How related to the Manufacture of the License Product in the Field and existing Third Party manufacturing agreements to Licensee for use pursuant to the license granted in Section 2.1.

6.2 Transfer of Bulk License Product. Promptly following the Effective Date of this Agreement, Schering shall transfer to Licensee free of charge (except reasonable costs of transfer as set forth below), in a mutually agreed manner, quantities of Bulk Licensed Product and related documentation (eg, batch records, process and release testing results, protocols, stability data and location of stability specimens) that are reasonably sufficient for Licensee to complete the Proof of Concept Trial and as are further described in Schedule 6.2.

6.3 Quality.

(a) Licensee shall be solely responsible for the release of Bulk Licensed Product transferred by Schering to Licensee pursuant to Section 6.2 to any clinical trial sites.

(b) Licensee will, within three (3) Business Days of receipt, notify Schering in writing of any complaints related to the manufacture of the Bulk Licensed Product transferred by Schering to Licensee pursuant to section 6.2.

(c) Licensee will, within one (1) Business Day, notify Schering of any recalls or stock recovery of an Bulk Licensed Product due to the quality of the Bulk Licensed Product.

6.4 Transfer of Manufacturing Technology.

(a) Upon request by Licensee, Schering shall transfer or cause to be transferred to Licensee, or a Third Party manufacturer designated by Licensee reasonably acceptable to Schering, all Schering Know-How that is reasonably necessary to enable Licensee or such Third Party manufacturer (as appropriate) to replicate the process employed by or on behalf of Schering to Manufacture Licensed Compound and, if applicable, the Licensed Product, in the Field to the extent not previously transferred.

(b) Licensee and/or its Third Party manufacturer shall use any information transferred pursuant to Section 6.3(a) in accordance with the license granted in Section 2.1 and solely for the purpose of Manufacturing the Licensed Compound and Licensed Product under this Agreement and for no other purpose.

(c) At the request of Licensee, during the six (6) month period following Licensee’s request under Section 6.3(a), Schering will make employees and consultants of it and its Affiliates available to Licensee or Licensee’s Third Party manufacturer for consultation, for a reasonable duration of time and at mutually agreed locations, as reasonably required by the Licensee or its Third Party manufacturer to ensure an orderly transition of Schering’s manufacturing technology and operations. The scope of Schering’s efforts for such consultation shall be defined in a

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

written manufacturing transition plan to be agreed upon by the Parties promptly after Licensee’s request under Section 6.3(a). Licensee shall reimburse Schering for any FTE Costs and for all related reasonable out-of-pocket expenses, including reasonable travel expenses. Schering shall invoice Licensee monthly for such support.

(d) Schering’s obligations to provide assistance and support under this Section 6.2 shall not extend beyond six (6) months after Licensee’s request under Section 6.3(a).

ARTICLE VII - PAYMENTS; ROYALTIES AND REPORTS

7.1 Equity. Licensee shall contemporaneously issue equity in Licensee to Schering in the amount of Five Hundred Thousand Dollars ($500,000) pursuant to Share Purchase Agreement and related agreements dated as of even date herewith.

7.2 Development Milestones.

(a) First Indication. Licensee shall make each of the following one-time, non-refundable, non-creditable milestone payments to Schering upon first occurrence of the corresponding milestone event with respect to the Development of Licensed Product for the First Indication in the Field.

Event	Payment
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

(b) Additional Indications. Licensee shall make each of the following one-time, non-refundable, non-creditable milestone payments to Schering upon first occurrence of the corresponding milestone events with respect to the Development of a Licensed Product for up to [ * ] Additional Indications.

Event	Payment
[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

(c) Payment of Milestones. Licensee shall notify Schering in writing within [ * ] after the achievement of each such milestone event giving rise to a payment obligation under this Section and Licensee shall pay Schering the indicated amount no later than [ * ] after notification to Schering of achievement of the specified milestone. For clarity, each of the milestones under this Section shall be payable to Schering regardless of whether Licensee, its Affiliates, or sublicensees achieves them. Under no circumstances will Licensee owe more than an aggregate total of Twenty-Seven Million Dollars ($27,000,000) pursuant to this Section 7.2.

7.3 Royalties.

(a) Royalty Rates. Subject to the terms and conditions of this Agreement, Licensee shall pay to Schering during the Royalty Term royalties on worldwide annual Net Sales of Licensed Product (for all indications and without regard to formulation) on a country-by-country basis in an amount equal to the following:

Calendar Year Net Sales	Royalty Rate
First [ * ]	[ * ]

Portion above [ * ] and up to and including [ * ]	[ * ]

Portion above [ * ] and up to and including [ * ]	[ * ]

Portion above [ * ]	[ * ]

(b) Term of Royalty Obligation. Royalties on the Licensed Product shall commence upon the First Commercial Sale of a Licensed Product in a particular country in the Territory and will continue on a product-by-product, country-by-country basis until the later of (i) the expiration of the last to expire Valid Claim covering a Licensed Product in such country or (ii) the [ * ] anniversary of the date of the First Commercial Sale of the Licensed Product in such country (“Royalty Term”). For clarity, during the Royal Term, the royalty payments pursuant to this Section 7.3 shall be payable regardless of whether Licensee, its Affiliate, or its sublicensee is selling the Licensed Product.

7.4 Reports; Payment of Royalty; Payment Exchange Rate and Currency Conversions.

(a) Royalties Paid Quarterly. Within [ * ] following the end of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, Licensee shall furnish to Schering a written report for the Calendar Quarter showing the Net Sales of Licensed Product sold by Licensee, its Affiliates and its sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter. Such written report shall include the gross sales of Licensed Product on a country-by-country basis, an itemized calculation of any deductions taken from such gross sales to arrive at Net Sales for the applicable Calendar Quarter and the calculation of the amount of royalty payment due on such Net Sales. Simultaneously with the submission of the written report, Licensee shall pay to Schering, for the account of Licensee or the applicable Affiliate or sublicensee, as the case may be, a sum equal to the aggregate royalty due for such Calendar Quarter calculated in accordance with this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) Method of Payment. All payments to be made by Licensee to Schering under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by Schering from time to time. Royalty payments shall be made in United States dollars to the extent that free conversion to United States dollars is permitted. The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the rate of exchange used by Licensee for reporting such sales for United States financial statement purposes. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the Parties shall consult with a view to finding a prompt and acceptable solution, and Licensee will make such payments in any manner as Schering may lawfully direct; provided that Licensee shall not be obligated to incur any additional out-of-pocket expenses in connection with such payments. Notwithstanding the foregoing, if royalties in any country cannot be remitted to Schering for any reason within [ * ] after the end of the Calendar Quarter during which they are earned, then Licensee shall be obligated to deposit the royalties in a bank account in such country in the name of Schering.

7.5 Maintenance of Records; Audits.

(a) Record Keeping by Licensee. Licensee and its Affiliates shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon [ * ] prior written notice from Schering, Licensee shall permit an independent certified public accounting firm of nationally recognized standing selected by Schering and reasonably acceptable to Licensee, at Schering’s expense, to have access during normal business hours to examine the pertinent books and records of Licensee as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The examination shall be limited to the pertinent books and records for any year ending not more than [ * ] prior to the date of such request. An examination under this Section 7.5(a) shall not occur more than [ * ] in any Calendar Year. Licensee may designate competitively sensitive information which such auditor may not disclose to Schering, provided, however, that such designation shall not encompass the auditor’s conclusions. The accounting firm shall disclose to Schering only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Schering. All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to Licensee) as to any of Licensee’s or its Affiliate’s or sublicensee’s confidential information which such accounting firms are provided, or to which they have access, while conducting any audit pursuant to this Section 7.5(a).

(b) Underpayments/Overpayments. If such accounting firm correctly concludes that additional royalties were owed during such period, Licensee shall pay such additional royalties within [ * ] of the date Schering delivers to Licensee such accounting firm’s written report so correctly concluding. If such underpayment exceeds [ * ] of the sums correctly due Schering then the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by Licensee. Any overpayments by Licensee will be credited against future royalty obligations or refunded to Licensee within [ * ] following request by Licensee for the same, at Licensee’s option.

(c) Record Keeping by Sublicensees. Licensee shall include in each Sublicense Agreement entered into pursuant to this Agreement a provision requiring the sublicensee to make reports to Licensee and to keep and maintain records of sales made pursuant to such sublicense and provide copies of such records to Licensee upon reasonable request in order for Schering’s independent accountant to review such records to the same extent required of Licensee under this Agreement.

(d) Confidentiality. Schering shall treat all financial information subject to review under this Section 7.5, or under any Sublicense Agreement, in accordance with the confidentiality provisions of Article IX of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Licensee obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

(e) Late Payments. Any amount owed by Licensee to Schering under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the lower of the rate of the one (1) month London Inter-Bank Offering Rate (“LIBOR”) plus [ * ] as set by the British Bankers Association as of the due date, or the maximum extent allowable by applicable law.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE VIII – INTELLECTUAL PROPERTY

8.1 Ownership of Intellectual Property. The Parties acknowledge and agree that Schering is and shall remain the owner of Compound Patent Rights and Schering Know-How.

8.2 Ownership of Program IP. All rights title and interest in or to any and all Program IP shall be determined in accordance with the following terms and conditions:

(a) Schering shall own all Program IP that is conceived solely by one or more employees, agents or consultants of Schering, its Affiliates, or Schering’s subcontractors.

(b) Licensee shall own all Program IP that is conceived solely by one or more employees, agents or consultants of Licensee, its Affiliates, its subcontractors or its sublicensees.

(c) Licensee and Schering shall jointly own all Program IP that is conceived by one or more employees, agents or consultants of Schering or its Affiliates, together with one or more employees, agents or consultants of Licensee, its Affiliates, its subcontractors or its sublicensees.

(d) Licensee hereby grants to Schering an exclusive, sublicensable, royalty free license, under all Program IP to which Schering does not have an interest (either solely or jointly) solely to the extent necessary to Develop, make, have made, use, import, export, Commercialize, sell, offer for sale, and market the Licensed Product outside the Field in the Territory.

(e) Schering hereby grants to Licensee a non-exclusive, sublicensable (subject to the obligations and restrictions in Section 2.5), royalty free license, under all Program IP to which Licensee does not have an interest (either solely or jointly) solely to the extent necessary to Develop, make, have made, use, import, export, Commercialize, sell, offer for sale, and market the Licensed Product in the Field in the Territory.

(f) In the event of a dispute regarding inventorship, the Parties shall establish a procedure to resolve such dispute, which may include engaging independent Third Party patent attorneys jointly selected by the Parties to resolve such dispute. The Parties acknowledge that the ownership rights set out in this Section 8.2 are subject to the terms and conditions of this Agreement (including the licenses granted by Schering to Licensee), and subject thereto, each Party shall be free to use and exploit (which shall include the right to grant licenses under) any jointly owned Program IP, without any duty of accounting to the other Party.

8.3 Prosecution and Maintenance of Patents. Schering shall be solely responsible for the prosecution and maintenance in the Territory, on its own or through outside counsel, of the Compound Patent Rights and Program Patents solely owned or Controlled by Schering (“Schering Prosecution Patents”). Licensee shall be solely responsible for the prosecution and maintenance in the Territory, on its own or through outside counsel, of the Program Patent Rights solely owned or Controlled by Licensee or jointly owned by Schering and Licensee (“Licensee Prosecution Patents”). In connection with the Schering Prosecution Patents and the Licensee Prosecution Patents, each Party shall keep the other Party reasonably advised of the prosecuting Party’s patent prosecution and maintenance and upon the written reasonable request of the other Party, will provide advance copies of any substantive papers related to the prosecution and maintenance of such patent filings.

8.4 Option of Licensee to Prosecute and Maintain Patents. Schering shall give notice to Licensee of any desire to cease prosecution and/or maintenance of the Schering Prosecution Patents and, in such case, shall permit Licensee, at Licensee’s sole discretion, to continue the prosecution or maintenance at its own expense. If Licensee elects to continue the prosecution or maintenance, Schering shall execute such documents and perform such acts, at Licensee’s expense, as may be reasonably necessary to effect an assignment of such Schering Prosecution Patents to Licensee. Any such assignment shall be completed in a timely manner to allow Licensee to continue such prosecution or maintenance. Any patents or patent applications so assigned shall no longer be considered Compound Patent Rights or Program Patents, as applicable.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.5 Enforcement. In the event that either Licensee or Schering becomes aware of any alleged or threatened infringement in a country in the Field in the Territory of any issued patent within the Schering Prosecution Patents, it will notify the other Party in writing to that effect. [ * ] shall have three (3) months from the date of said notice to obtain a discontinuance of such infringement or bring suit against the Third Party infringer if such infringement relates to the use of the Licensed Product in the Field. If [ * ] fails to proceed within the specified 3-month period of time, then [ * ] shall have the right to obtain a discontinuance of such infringement or bring suit against the Third Party infringer only in the event that: (i) [ * ] a discontinuance of such infringement or [ * ] suit against the Third Party infringer [ * ] or (ii) [ * ] a discontinuance of such infringement or [ * ] suit against the Third Party infringer [ * ] and, in such discontinuance or suit, if [ * ], [ * ] discontinuance or suit. In the event that [ * ] is able to exercise its “step-in” rights to enforce Schering Prosecution Patents under this Section 8.5, [ * ] shall reimburse [ * ] costs and expenses for cooperation following the exercise of [ * ] step-in rights and all costs of enforcement going forward (provided, however, that if [ * ] later joins the enforcement action, then [ * ] shall be obligated for [ * ] costs and expenses after joining). The Party not initiating an action hereunder shall be notified prior to commencement of the trial, suit or action brought by the other Party and may join any such suit or action. In the event a Party joins an action hereunder, it shall pay one-half of the costs of such suit or action. In the event that a Party has joined in the action and shared in the costs thereof as set forth above, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of joining Party, which consent shall not be unreasonably withheld. In the event that a Party has not joined the suit or action, such Party will in any event reasonably cooperate with the acting Party in any such suit or action and shall have the right to consult with such acting Party and be represented by its own counsel at its own expense. Any recovery or damages derived from a suit which a Party has joined and shared costs shall be used first to reimburse each of the Parties for its documented out-of-pocket legal expenses relating to the suit, with any remaining amounts to be shared [ * ], and [ * ]. Any recovery or damages derived from a suit which a Party has not joined shall be [ * ]. Schering shall incur no liability to Licensee as a consequence of litigation or any unfavorable decision resulting therefrom, including any decision holding any of the Schering Prosecution Patents invalid or unenforceable. Licensee shall incur no liability to Schering as a consequence of litigation or any unfavorable decision resulting therefrom brought pursuant to this Section 8.5.

8.6 Infringement and Third Party Licenses.

(a) Course of Action. In the event that Licensee’s, its Affiliates’ or its sublicensees’ making, having made, importing, exporting, using, manufacturing, having manufactured Licensed Compound or Licensed Product or distributing, marketing, promoting, offering for sale or selling Licensed Product infringes, will infringe or is alleged by a Third Party to infringe, a claim of a patent that specifically covers the Licensed Compound, Licensed Product or its Manufacture, the Party becoming aware of same shall promptly notify the other. The Parties shall thereafter attempt to agree upon a course of action which may include: (i) modification of the Licensed Product or Licensed Compound or its use and Manufacture so as to be non-infringing; or (ii) obtaining a license or assignment from said Third Party.

(b) Licensee Right to Negotiate. In the event the Parties cannot agree on modifying the Licensed Product or Licensed Compound pursuant to Section 8.6(a), Licensee shall have the first right, but not the obligation, to negotiate with said Third Party for a suitable license or assignment. In the event that such negotiation results in a definitive agreement and the claimed infringement is for the making, using or selling of the Licensed Compound, then any lump sum or royalty payment made thereunder shall be paid by Licensee and Licensee shall have the right to offset such amount in accordance with Section 2.6. If Licensee fails to enter into a license or assignment pursuant to this Section 8.6(b), then following written notice from Licensee of such failure, Schering shall have the right to negotiate with said Third Party for a suitable license or assignment.

8.7 Third Party Infringement Suit. In the event that a Third Party sues Licensee alleging that Licensee’s, its Affiliates’ or its sublicensees’ making, having made, importing, exporting, using, manufacturing, having manufactured Licensed Compound or Licensed Product or distributing, marketing, promoting, offering for sale or selling Licensed Product infringes or will infringe a claim of a patent that specifically covers the Licensed Compound, Licensed Product or its manufacture, then Licensee may elect to defend such suit and, during the period in which such suit is pending, notwithstanding Licensee’s obligation to indemnify Schering under Section 11.1 herein, Licensee shall have the right to apply up to [ * ] of the royalties due Schering on sales of the allegedly infringing Licensed Product against its reasonable out-of-pocket litigation expenses.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.8 Abandonment. Schering shall promptly give notice to Licensee of the grant lapse, revocation, surrender, invalidation or abandonment of any Schering Prosecution Patents licensed to Licensee.

8.9 Patent Term Extension. The Party obtaining first Regulatory Approval for the Licensed Product in the United States shall be entitled to seek patent term extension in connection with the Compound Patent Rights. In the event that Licensee obtains such first Regulatory Approval, Schering agrees to cooperate with Licensee in the event that Licensee seeks patent term extension for the Compound Patent Rights; provided that Licensee reimburses all Schering’s costs and expenses in connection therewith, including Schering’s internal costs.

ARTICLE IX - CONFIDENTIALITY AND PUBLICATION

9.1 Confidentiality.

(a) Nondisclosure Obligation. Each of Schering and Licensee shall use any Proprietary Information received by it from the other Party only in accordance with this Agreement and shall not disclose, except as expressly provided herein, to any Third Party any such Proprietary Information without the prior written consent of the other Party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of [ * ]. These obligations shall not apply to Proprietary Information that:

(i) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s competent written records;

(ii) is at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

(iii) is subsequently lawfully disclosed to the receiving Party by a Third Party who has the right to make such disclosure, as documented by the receiving Party’s competent written records;

(iv) is independently developed by the receiving Party or its Affiliates and without the aid, use or application of any of the disclosing Party’s Proprietary Information, and such independent development can be documented by the receiving Party’s competent written records;

(v) is disclosed to any institutional review board of any entity conducting clinical trials with Licensed Product or to any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Licensed Product, provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations.

(b) Permitted Disclosures.

(i) Notwithstanding anything to the contrary herein, the receiving Party may disclose the Proprietary Information of the disclosing Party solely to the extent such disclosure is required by applicable law, regulation, rule, act or order of any Governmental Authority or agency to be disclosed, provided that notice is promptly delivered to the disclosing Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the receiving Party discloses to the requesting entity only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the disclosing Party.

(ii) Each of the Parties agrees not to disclose the terms and conditions of this Agreement to any Third Party and shall not make any public announcement or issue any press release in relation thereto, or otherwise publicize the existence or contents of this Agreement without the prior written approval by the other Party of the form, content and timing of such announcement, press release or other public disclosure. The foregoing provisions of this Section 9.1(b)(ii) notwithstanding, each Party shall have the right to disclose information related to the existence and/or terms and conditions of this Agreement as follows: (i) to the extent necessary (as reasonably

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

determined by its legal counsel) to be disclosed in order to comply with the rules and regulations of the United States Securities and Exchange Commission (or another similar securities exchange authority in Territory); (ii) to existing or potential acquirers or merger candidates, potential sublicensees or collaborators (to the extent contemplated hereunder), or to Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9; (iii) to investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, if such recipients are bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9; or (iv) in response to a valid order of a court or other governmental body. In each such event, the Party so required to disclose shall notify the other Party in advance of any such disclosure, shall provide the other Party with a reasonable opportunity to review and comment on the form and content of any such disclosure, shall disclose only the minimum information required in order to comply with such disclosure requirements, and shall use commercially reasonable efforts to obtain confidential treatment (to the fullest extent available).

9.2 Return of Confidential Information. The receiving Party will return all documents, and copies thereof, including those in the possession of the receiving Party’s Agents pursuant to Section 9.1(b), containing the disclosing Party’s Proprietary Information at any time upon the written request of the disclosing Party. However, the receiving Party may retain one (1) copy of such documents in a secure location solely for the purposes of (a) determining its obligations hereunder, (b) complying with any applicable regulatory requirements, or (c) defending against any product liability claim.

9.3 Breach of Confidentiality. The Parties agree that the disclosure of the disclosing Party’s Proprietary Information in violation of this Agreement may cause the disclosing Party irreparable harm and that any breach or threatened breach of this Agreement by the receiving Party entitles disclosing Party to seek injunctive relief, in addition to any other legal or equitable remedies available to it, in any court of competent jurisdiction.

9.4 No Publicity. A Party may not use the name of the other Party in any publicity or advertising and may not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions herein, except (a) on the advice of its counsel as required by law (e.g., any Securities and Exchange Commission filings and disclosures) and provided the Party who will be disclosing such information has consulted with the other Party to the extent feasible prior to such disclosure with respect to the substance of the disclosure; or (b) as consented to in advance by the other Party in writing. The Parties shall agree on a form of initial press release that may be used by either Party on an ongoing basis to describe this Agreement. Each Party shall use good faith efforts to provide the other Party with reasonable advance written notice of any press release or other public disclosure of the results of any of its work on Licensed Products during the Term, provided that a Party’s failure to do so shall not constitute a material breach of this Agreement.

9.5 Publication. To the extent that any proposed publication or public presentation (including without limitation any abstracts or manuscripts for publication, slides and texts of oral or other public presentations, and texts of any transmission through any electronic media (e.g., any computer access system such as the Internet, World Wide Web etc.) collectively or individually a “Public Presentation”) to be made by a Party or its Affiliates may contain Proprietary Information of the other Party, the Party intending to make such publication or presentation shall provide to such other Party an advance copy of any such proposed publication or presentation prior to its submission or dissemination to any Third Party. The Party receiving such proposed publication or presentation shall have a period of at least [ * ] to review and recommend any changes it reasonably believes are necessary to protect its Proprietary Information. The Party intending to make such publication or presentation shall remove any Proprietary Information of the other Party therefrom; other changes recommended by such other Party shall not be unreasonably refused. In addition, if such publication could in the reviewing Party’s reasonable judgment be expected to have a material adverse effect on the commercial value of the reviewing Party’s Proprietary Information (or in the case of a proposed publication by Schering, on the Licensed Product in the Field), then the reviewing Party shall have the right to delay or prevent such publication as proposed by providing written notice to that effect during such [ * ] period. In the case where such publication may disclose any Program IP, any such delay shall be sufficiently long to permit the timely preparation and filing of a patent application(s) (or application(s) for other appropriate forms of protection) on the Proprietary Information involved.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE X - REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of Each Party. Each of Schering and Licensee hereby represents, warrants and covenants to the other Party hereto as follows:

(a) it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

(b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions herein does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its corporate charter or other operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e) except for the governmental and Regulatory Approvals required to market the Licensed Product in the Territory, the execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or Regulatory Authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party;

(f) this Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

(g) it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

10.2 Schering’s Representations. Schering hereby represents, warrants and covenants to Licensee as follows:

(a) to the best of Schering’s knowledge, as of the Effective Date the Compound Patent Rights and Schering Know-How in the Field are subsisting and are not invalid or unenforceable, in whole or in part;

(b) as of the Effective Date, it has the full right, power and authority to grant all of the right, title and interest in the license granted under Article II herein;

(c) as of the Effective Date, it has not assigned, transferred, conveyed or otherwise encumbered, and during the Term of this Agreement will not assign, transfer, convey or otherwise encumber, its right, title and interest in the Compound Patent Rights or Schering Know-How in the Field except in accordance with this Agreement;

(d) to the best of Schering’s knowledge, as of the Effective Date, it is the sole and exclusive owner of the Compound Patent Rights and Schering Know-How in the Field, all of which is free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to the Compound Patent Rights and Schering Know-How in the Field, whatsoever;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e) to the best of Schering’s knowledge, as of the Effective Date, the Manufacture, use or Commercialization of Licensed Compound and Licensed Product in the Field do not infringe any valid and enforceable patent rights owned or possessed by any Third Party;

(f) as of the Effective Date there are no claims, judgments or settlements against or owed by Schering or pending or threatened claims or litigation against Schering relating to Compound Patent Rights and Schering Know-How in the Field;

(g) to the best of Schering’s knowledge as of the Effective Date, there are no commitments under or activities ongoing under any agreements with any third parties for the Manufacture of Licensed Product for Development and Commercialization of Licensed Product; and

(h) as of the Effective Date, it is in compliance in all material respects with any agreements with Third Parties concerning the Compound Patent Rights and Schering Know-How in the Field and during the Term of this Agreement (i) it will use Commercially Reasonable Efforts not to diminish the rights under the Compound Patent Rights, Schering Know-How and Program Know-How owned or Controlled by Schering in the Field granted to Licensee hereunder, including without limitation, by not committing or permitting any actions or omissions which would cause the breach of any such agreements between itself and Third Parties which provide for intellectual property rights applicable to the Manufacture or use of Licensed Compound or the Development, distribution, marketing, promotion or sale of Licensed Product in the Field, and (ii) it will provide Licensee promptly with notice of any such alleged breach.

10.3 Licensee’s Representations. Licensee hereby represents, warrants and covenants to Schering as follows:

(a) during the Term of this Agreement it will not use in any capacity, in connection with performing its obligations under this Agreement, any individual who has been debarred pursuant to the United States Food, Drug and Cosmetic Act;

(b) it has or will have the capacity and resources to Develop and Commercialize Licensed Product and to Manufacture Licensed Compound as such obligations come due under this Agreement.

10.4 No Inconsistent Agreements. Neither Party has in effect, and after the Effective Date neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

10.5 Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting of this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

10.6 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10, THE LICENSED COMPOUND, LICENSED PRODUCT, COMPOUND PATENT RIGHTS AND SCHERING KNOW-HOW ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

10.7 No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. IN PARTICULAR, BUT WITHOUT LIMITATION, SCHERING MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER THE DESIGNATED COMPOUND OR A DESIGNATED PRODUCT IS FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE XI - INDEMNIFICATION AND LIMITATION ON LIABILITY

11.1 Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Schering and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Schering Indemnified Party”) from and against any and all Third Party liability, loss, damage, cost, and expense (including reasonable attorneys’ fees), subject to the limitations in Section 11.5 (collectively, a “Liability”) which a Schering Indemnified Party may incur, suffer or be required to pay resulting from or arising out of (a) the Development, Manufacture, promotion, distribution, use, marketing, sale or other disposition of the Licensed Product in the Field by Licensee, its Affiliates or sublicensees, and (b) any material breach by Licensee of any of its representations, warranties and covenants contained in herein. Notwithstanding the foregoing, Licensee shall have no obligation under this Agreement to indemnify, defend or hold harmless any Schering Indemnified Party with respect to claims, demands, costs or judgments which result from the negligence or willful misconduct of Schering, its Affiliates, or any of their respective employees, officers, directors or agents, or Schering’s breach of its obligations under this Agreement.

11.2 Indemnification by Schering. Schering shall indemnify, defend and hold harmless Licensee and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Licensee Indemnified Party”) from and against any Third Party Liability which a Licensee Indemnified Party may incur, suffer or be required to pay resulting from or arising out of (i) the Development, Manufacture, promotion, distribution, use, marketing, sale or other disposition of the Licensed Product outside the Field by Schering, it Affiliates or sublicensees, and (ii) any material breach by Schering of any of its representations, warranties and covenants contained herein. Notwithstanding the foregoing, Schering shall have no obligation under this Agreement to indemnify, defend or hold harmless any Licensee Indemnified Party with respect to claims, demands, costs or judgments which result from the negligence or willful misconduct of Licensee, its Affiliates, or any of their respective employees, officers, directors or agents, or Licensee’s breach of its obligations under this Agreement.

11.3 Conditions to Indemnification. The obligations of the indemnifying Party under Sections 11.1 and 11.2 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability. The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may retain control of the defense or settlement thereof by providing written notice of such effect to the indemnifying Party, but in no event shall such action or notice be construed as a waiver of any indemnification rights that the indemnified Party may have at law or in equity. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. The foregoing notwithstanding, the Parties acknowledge and agree that failure of the indemnified Party to promptly notify the indemnifying Party of a potential Liability shall not constitute a waiver of, or result in the loss of, such Party’s right to indemnification under Section 11.1 or 11.2, as appropriate, except to the extent that the indemnifying Party’s rights, and/or its ability to defend against such Liability, are materially prejudiced by such failure to notify.

11.4 Settlements. Neither Party may settle a claim or action related to a Liability without the consent of the other Party, which consent shall not be unreasonably withheld, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party’s rights under this Agreement. Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

11.5 Limitation of Liability. With respect to any claim by one Party against the other arising out of the performance or failure of performance of the other Party under this Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for punitive, exemplary or consequential damages, except to the extent the liability of such Party relates to its indemnification obligations of the other Party pursuant to this Article XI or a breach of the obligations of confidentiality and non-use set forth in Article IX.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.6 Insurance. Each Party acknowledges and agrees that during the Term of this Agreement it shall maintain adequate insurance and/or a self-insurance program for liability insurance, including products liability and contractual liability insurance, to cover such Party’s obligations under this Agreement. In the case of Licensee, it will maintain a minimum of [ * ] of coverage for such insurance. Each Party shall provide the other Party with evidence of such insurance and/or self-insurance program, upon request.

ARTICLE XII - TERM AND TERMINATION

12.1 HSR Act. To the extent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), each Party will (i) file or cause to be filed, as promptly as practicable after the date hereof, with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”), all reports and other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the FTC or DOJ for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act will expire as soon as practicable after the date hereof. Each Party agrees to request, and to cooperate with the other Party in requesting, early termination of any applicable waiting period under the HSR Act. Each Party shall be responsible for its own costs, expenses, and filing fees in connection with the filings. This Agreement is effective on the earlier of: (i) the date after which the waiting period pursuant to the HSR Act has expired, (ii) the date on which the transaction contemplated in this Agreement has been approved by the FTC and DOJ, and (iii) if the Parties agree that no filing is required under the HSR Act, the date first written above (“Effective Date”).

12.2 Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier by mutual written agreement of the Parties or pursuant to Sections 12.3 or 12.4 below, the Term of this Agreement shall continue in effect on a country-by-country and product-by-product basis until the expiration of Licensee’s obligation to pay royalties under Article VII herein (the “Term”). Upon expiration of this Agreement in its entirety, Licensee’s license pursuant to Section 2.1 shall become a fully paid-up, non-exclusive, perpetual license.

12.3 Termination by Licensee.

(a) Licensee’s Right to Terminate. Notwithstanding anything contained herein to the contrary, Licensee shall have the unilateral right to terminate this Agreement in its entirety with or without cause, at any time by giving [ * ] advance written notice to Schering. In the event of such termination, the rights and obligations hereunder shall terminate; provided, however, that any payment obligations due and owing as of the termination date shall continue. For clarity, milestones achieved prior to the date of notice shall continue to be payable, but no additional milestone payments shall apply for activities conducted during the [ * ] notice period.

(b) Effect of Termination. Notwithstanding anything contained herein to the contrary, following any termination of this Agreement in its entirety under Section 12.3(a), all rights and licenses granted to Licensee hereunder shall revert back to Schering pursuant to Section 12.6.

12.4 Termination for Cause.

(a) Termination for Cause. This Agreement may be terminated, in its entirety by written notice by either Party at any time during the Term of this Agreement:

(i) if the other Party is in breach of its material obligations hereunder (except with respect to a breach by Licensee of its obligations under Section 5.2, for which termination pursuant to Section 12.4(b) shall be Schering’s sole and exclusive remedy) and has not cured such breach within [ * ] after receipt of written notice requesting cure of the breach, or in the event that the breach cannot be reasonably cured within such [ * ] period, has not initiated actions reasonably expected to cure such breach within [ * ] after receipt of such notice; or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(ii) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party’s business, or if a substantial portion of such Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within [ * ] after the filing thereof.

(b) Termination for Breach of Section 5.2. Subject to the terms and conditions of this Section 12.4(b), Schering shall have the right, and such right shall be its sole and exclusive remedy and Licensee’s sole and exclusive liability, to terminate this Agreement in the event Licensee and its Affiliates and sublicensees have ceased employing Commercially Reasonable Efforts to Develop and Commercialize Licensed Products in the Field for a period of [ * ] or more. In order to exercise such termination right, Schering shall first provide written notice to Licensee stating Schering’s reasons for concluding that Licensee and its Affiliates and sublicensees have ceased employing Commercially Reasonable Efforts to Develop and Commercialize Licensed Product in the Field for the aforementioned period. If Licensee disagrees with the conclusion that Licensee and its Affiliates and sublicensees have ceased employing Commercially Reasonable Efforts to Develop and Commercialize Licensed Product in the Field for the aforementioned period, Licensee shall have a period of [ * ] after such written notice to provide Schering with evidence that Licensee or any of its Affiliates or sublicensees has not ceased employing Commercially Reasonable Efforts to Develop and Commercialize Licensed Product in the Field for the aforementioned period. If Licensee has not provided Schering with such evidence within such [ * ] period, this Agreement shall terminate at the end of such [ * ] period upon written notice from Schering. Notwithstanding the foregoing, if Schering gives Licensee a notice pursuant to the second sentence of this Section 12.4(b), and Licensee provides notice during the [ * ] period set forth above that Licensee disputes the conclusion that Licensee and its Affiliates and sublicensees have ceased employing Commercially Reasonable Efforts to Develop and Commercialize Licensed Product in the Field for the aforementioned period, then this Agreement shall not terminate unless and until an arbitrator issues a final award pursuant to Article 13 upholding the basis for termination under this Section 12.4(b).

(c) Effect of Termination for Cause on License.

(i) Termination by Licensee for Cause. In the event this Agreement is properly terminated by Licensee under Section 12.4(a), Licensee’s license pursuant to Section 2.1 shall become a fully paid-up, perpetual license and the payments to be made to Schering by Licensee hereunder shall be reduced by [ * ]. Notwithstanding the preceding sentence, Licensee shall be responsible for the full amount of all payments due and owed to Schering prior to any written notice of termination.

(ii) Termination by Schering for Cause. In the event this Agreement is terminated by Schering under Section 12.4(a), the rights and license granted to Licensee under Section 2.1 of this Agreement shall terminate and all rights to the Licensed Compound and Licensed Product shall revert to Schering pursuant to Section 12.6.

12.5 Effect of Termination Generally. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 10.6, 10.7, 12.3(b), 12.4(c), 12.5 and 12.6 and Articles IX, XIII and XIV shall survive the expiration or termination of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other that has accrued and is owed under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product sold prior to such termination.

12.6 Licensed Product Reversion. Upon termination of this Agreement in its entirety by Schering for any reason or by Licensee pursuant to Section 12.3, the following provisions shall apply:

(a) Effective upon such termination, without further action by either Party, [ * ] license from Licensee under any Program IP that is owned or Controlled by Licensee that is necessary or useful for the use, Development, Manufacture, or Commercialization of the Licensed Product in the Field.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) Licensee shall reasonably cooperate with Schering in order to enable Schering to assume responsibility for the Development, Manufacture and/or Commercialization of all Licensed Products then being Developed, Manufactured or Commercialized by Licensee. Such cooperation and assistance shall be provided in a timely manner and shall include without limitation:

(i) Licensee shall transfer to Schering (or its nominee) all INDs, Regulatory Approvals, drug approval applications for Regulatory Approvals, and all supporting documentation for such filings and applications (to the extent assignable and not cancelled), made or obtained by Licensee or its Affiliates or any of its sublicensees to the extent relating to Licensed Product then being Commercialized or in Development.

(ii) Licensee shall assign to Schering all of its rights in any trademarks and shall transfer to Schering all of its rights in any domain names containing trademarks, in each case to the extent owned or Controlled by Licensee and to the extent that such trademarks have actually been or are planned to be utilized by Licensee in connection with the Commercialization of Licensed Product in the Field. Any assignment or transfer to Schering pursuant to this Section 12.6(b)(ii) shall be at no cost to Schering.

(iii) Licensee shall transfer to Schering (or its nominee), to the extent not previously provided, a copy of all Know-How owned or Controlled by Licensee relating to any Licensed Product then being Commercialized in the Field or in clinical Development by Licensee in the Field and reasonably necessary or useful for its continued Development, Manufacture and/or Commercialization in the Field, including without limitation all information contained in Licensee’s regulatory and/or safety databases, all in the format then currently maintained by Licensee.

(iv) Upon the request of Schering, Licensee shall use reasonable and Commercially Reasonable Efforts to assign to Schering any Sublicense Agreements previously granted by Licensee related to the Development of Licensed Product in the Field.

(v) Upon the request of Schering, Licensee, its Affiliates and its sublicensees shall complete any clinical studies related to Licensed Product in the Field that (x) are being conducted under Licensee’s IND for Licensed Product and are ongoing as of the date this Agreement is terminated, and (y) for which it is not practicable to transfer responsibility for conducting such studies to Schering; provided, however, that Schering agrees to reimburse Licensee for all Development costs incurred by Licensee after termination in completing such studies.

(vi) Upon the request of Schering, Licensee shall transfer to Schering, at a price to be agreed in good faith, which shall not be more than [ * ] of Licensee’s fully allocated manufacturing cost for the Licensed Product, all quantities of Licensed Product in the possession of Licensee or its Affiliates (including, without limitation, clinical trial supplies and Licensed Product intended for commercial sale).

(vii) At Schering’s request, Licensee shall promptly provide to Schering copies of all clinical trial, contract manufacturing, or service agreements entered into by Licensee or its Affiliates with respect to the Development or Manufacture of Licensed Product in the Field. At Schering’s request, Licensee shall promptly assign (or cause to be assigned), such agreements to Schering, to the extent such assignment is permitted under such agreement or, in the case that such agreements involve products other than the Licensed Product, to the extent that the portion of the agreement involving solely the Development or Manufacture of Licensed Product in the Field can be assigned. In the event that such an assignment is not permitted under a particular clinical trial, contract manufacturing, or service agreement, then Licensee shall reasonably cooperate (at Schering’s request) to assist Schering in obtaining the benefits of such agreement.

The Parties shall use commercially reasonable efforts to complete the transition of the Development, Manufacture and Commercialization of the Licensed Product from Licensee to Schering pursuant to this Section 12.6 as soon as is reasonably possible.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE XIII – DISPUTE RESOLUTION

13.1 Informal Discussions. Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or the relationship between the Parties with respect to the Licensed Compound or Licensed Product, the Parties shall first try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within [ * ] after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter within the said [ * ], either Party may refer the matter by written notice to the other to the Chief Executive Officer of Schering, or his designee, and the Chief Executive Officer of Licensee, or his designee, for discussion and resolution. If such individuals or their designees are unable to resolve such dispute within [ * ] of such written notice, either Party may initiate arbitration proceedings in accordance with the provisions of this Article XIII.

3.2 Arbitration. All disputes arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or relating in any way to the relationship between the Parties with respect to the Licensed Compound or Licensed Product, other than disputes relating to patent rights which shall be submitted to a court of competent jurisdiction (unless mutually agreed by the Parties), shall be finally and exclusively settled by arbitration by a panel of three (3) arbitrators.

(a) The arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) with such proceedings to be held in Newark, New Jersey, United States should a dispute be brought to arbitration by Licensee or in San Francisco, California should a dispute be brought to arbitration by Schering. In all cases, the arbitration proceedings shall be conducted in the English language, and all documents that are submitted in the proceeding shall be in the English language. Judgment upon the award rendered by arbitration may be issued and enforced by any court having competent jurisdiction.

(b) If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party, informing the other Party of such intention and any statement of claim required under the applicable arbitration rules (as determined in accordance with Section 13.2(a)). Within [ * ] after its receipt of such notice, the other Party shall, by written notice to the Party initiating arbitration, add any additional issues to be resolved which would be considered mandatory counterclaims under New York law. For clarity, the resolution of any disputes regarding such counterclaims shall be conducted in the same proceedings as the initial claims.

(c) Within [ * ] following the receipt of the notice of arbitration, the Party referring the matter to arbitration shall appoint an arbitrator and promptly notify the other Party of such appointment. The other Party shall, upon receiving such notice, appoint a second arbitrator within [ * ], and the two (2) arbitrators shall, within [ * ] of the appointment of the second arbitrator, agree on the appointment of a third arbitrator who will act with them and be the chairperson of the arbitration panel. In the event that either Party shall fail to appoint an arbitrator within [ * ] after the commencement of the arbitration proceeding, the arbitrator shall be appointed by the AAA. In the event of the failure of the two (2) arbitrators to agree within [ * ] after the commencement of the arbitration proceeding to appoint the chairperson, the chairperson shall also be appointed by the AAA.

(i) All of the arbitrators shall have significant legal or business experience in pharmaceutical licensing matters. The arbitrators shall not be employees, directors or shareholders of either Party or any of their Affiliates.

(ii) Each Party shall have the right to be represented by counsel throughout the arbitration proceedings.

(iii) To the extent possible, the arbitration hearings and award will be maintained in confidence.

(iv) In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of the panel provided for herein, with each member having one (1) vote. The arbitrators shall render a written decision with their resolution of the dispute, which decision shall set forth in reasonable detail the facts of the dispute, and the reasons for their decision. The decision of the arbitrators shall be final and non-appealable and binding on the Parties.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.3 Injunctive Relief. By agreeing to arbitration, the Parties do not intend to deprive any competent court of such court’s jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award or judgment. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the court of arbitration shall have full authority to grant provisional remedies and to award damages for failure of any Party to respect the court of arbitration’s order to that effect.

13.4 Expenses of Arbitration and Expert Determination. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses). Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within [ * ] of the service of the award.

ARTICLE XIV - MISCELLANEOUS

14.1 Assignment/Change of Control.

(a) Assignment. Neither this Agreement nor any or all of the rights and obligations of a Party hereunder may be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any Third Party without the prior written consent of the other Party, and any attempted assignment, delegation, sale, transfer, prohibited sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 14.1 shall be a material breach of this Agreement by the attempting Party, and shall be void and without force or effect; provided, however, that either Party may, without such consent of such Party, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction. This Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assigns. Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

(b) Change of Control of Licensee. In the event that any Change of Control (as defined below) causes Licensee’s rights and obligations hereunder to pass to any Third Party, such Third Party shall, within [ * ] after the effective date of such Change of Control, notify Schering of its intentions with regard to the Development and Commercialization of the Licensed Product under this Agreement. If the Third Party succeeding to Licensee’s rights and obligations under this Agreement decides it will not continue the Development and/or Commercialization of the Licensed Product, then Schering shall have the right to terminate this Agreement upon [ * ] written notice to Licensee without any opportunity to cure and the effects of such termination shall be as set forth in Section 12.6. If the Third Party succeeding to Licensee’s rights and obligations under this Agreement decides to continue the Development and Commercialization of the Licensed Product, then all of the rights and obligations of Licensee under this Agreement shall inure to such Third Party; provided, that for the immediate [ * ] period following such Change of Control, such Third Party shall follow the same Development Plan and budget as was in effect prior to such Change of Control; and provided, further that within such [ * ] period the Third Party successor shall submit to Schering a new Development Plan for the next succeeding [ * ] period, which shall not, without the prior written approval of Schering, which approval shall not be unreasonably withheld, materially differ from the Development Plan in effect prior to such Change of Control.

(c) Definition of Change of Control. As used in this Section 14.1 the term “Change of Control” means (i) any merger, reorganization, consolidation or combination in which Licensee is not the surviving corporation, or (ii) any “person” (within the meaning of Sections 13(d) and 14 (d)(2) of the Securities Exchange Act of 1934), excluding Licensee and its Affiliates, is or becomes the beneficial owner, directly or indirectly, of securities of Licensee representing 50% or more of either (A) the then-outstanding shares of common stock of Licensee or its parent

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

corporation, or (B) the combined voting power of Licensee’s then-outstanding voting securities; or (C) if individuals who as of the Effective Date constitute the Board of Directors of Licensee or its parent corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Licensee’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or (D) approval by the stockholders of Licensee of a complete liquidation or the complete dissolution of Licensee.

14.2 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York, without giving effect to its conflict of law principles. Subject to the terms of this Agreement, all disputes under this Agreement shall be governed by binding arbitration pursuant to the mechanism set forth in Article XIII herein.

14.3 Waiver. Any delay or failure in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.4 Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

14.5 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to Schering or Licensee from time to time by the government of the United States of America. Furthermore, Licensee agrees that it will not export, directly or indirectly, any technical information acquired from Schering under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

14.6 Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto and thereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties with regard to the subject matter of this Agreement in the Territory. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. As of the Effective Date, this Agreement supersedes and terminates that certain Secrecy Agreement between the Parties effective as of November 20, 2008.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.7 Notices. Any notice required or permitted to be given or sent under this Agreement shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the Parties at the addresses and facsimile numbers indicated below.

If to Schering, to:

Schering Corporation

c/o Merck & Co., Inc.

One Merck Drive

Attention: Chief Licensing Officer

P.O. Box 100, WS2A-30

Whitehouse Station, NJ 08889-0100

Facsimile: (908)735-1214

with a copy to:

Schering Corporation

c/o Merck & Co., inc.

One Merck Drive

P.O. Box 100

Whitehouse Station, NJ 08889-0100

Attn: Vice President and Associate General Counsel,

  Business Development & Licensing

Fax No.: 908-735-1345

If to Licensee, to:

Eiger BioPharmaceuticals, Inc.

3350 W Bayshore Road, Suite 120

Palo Alto, CA 94303

Attn: Chief Executive Officer

Fax No.: 650-320-9901

with a copy to:

Cooley, LLP

3000 El Camino Real

Five Palo Alto Square

Palo Alto, CA 94306

Attn: Glen Y. Sato, Esq.

Fax No.: 650-849-7400

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section 14.7.

14.8 Force Majeure. Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if such failure is due to any cause beyond the reasonable control of such non-performing Party (“Force Majeure”), unless conclusive evidence to the contrary is provided. Causes of non-performance constituting Force Majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, earthquake, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right. The Party affected shall promptly notify the other Party of the condition constituting Force Majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed; provided that nothing herein shall obligate a Party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or other proceeding by any public authority or any litigation by any Third Party. If a condition constituting Force Majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable. If the Parties cannot in good faith reach a satisfactory resolution to the problem within sixty (60) days of meeting, the matter shall be handled pursuant to the dispute resolution provisions of Article XIII herein.

14.9 Severability. If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall continue in accordance with its terms except for the part declared invalid or unenforceable by order of such court, provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the Parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

14.10 Counterpart. This Agreement shall become binding when any one or more counterparts of it, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

14.11 Captions. The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

14.12 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties.

SCHERING CORPORATION		EIGER BIOPHARMACEUTICALS, INC.

By:	/s/ David Nicholson	By:	/s/ David Cory
Title: SVP Licensing & Knowledge Management		Title: CEO

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 1.11

COMPOUND PATENT RIGHTS

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Case Number	Status	Appln No.	Appln Date	Patent Number	Grant Date	Exp Date
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
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[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 1.29

LICENSED COMPOUND

Sarasar/Lonafarnib (SCH 66366)

(4(2[4-[(11R)-3,10-dibromo-8-chloro-6,11-dihydro-5H-benzo[5,6]-cyclohepta

[1,2b]pyridin-11yl)-piperidino]-2-oxoethyl]-1-piperidinecarboxamide).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 3.2(a)

PROOF OF CONCEPT PROTOCOL

[ * ]

Patients will undergo pre-study screening, which may include the following assessments:

•	[ * ]

[ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 3.2(b)

INITIAL DEVELOPMENT PLAN

The initial plan for development of the Licensed Compound in the Field includes the following studies.

[ * ]

Goal:	[ * ]

Dosages assessed:	[ * ]

Primary outcome:	[ * ]

Primary endpoint:	[ * ]

Secondary outcomes:

[ * ]

Projected number of patients:	[ * ]

Study location:	[ * ]

Number of sites:	[ * ]

Projected study initiation:	[ * ]

Projected study termination:	[ * ]

[ * ] Study

[ * ]

Goal:	[ * ]

Dosages assessed:	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Primary outcome:	[ * ]

Primary endpoint:	[ * ]

Secondary outcomes:

[ * ]

Projected number of patients:	[ * ]

Study location:	[ * ]

Number of sites:	[ * ]

Projected study initiation:	[ * ]

Projected study termination:	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

[ * ] Study

[ * ]

Goal:	[ * ].

Dosage assessed:	[ * ]

Primary outcome:	[ * ]

Primary endpoint:	[ * ]

Secondary outcomes:

[ * ]

Projected number of patients:	[ * ]

Study location:	[ * ]

Number of sites:	[ * ]

Projected study initiation:	[ * ]

Projected study termination:	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 6.2

BULK LICENSE PRODUCT TO BE TRANSFERRED

The Bulk Licensed Product to be transferred from Schering to Licensee is [ * ] of Licensed Product in the form of [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.